Contacts:
Cytokinetics, Incorporated Sharon Surrey-Barbari SVP Finance and Chief Financial Officer (650) 624-3000	Burns McClellan, Inc. Clay Kramer (investors) Justin Jackson (media) (212) 213-0006

CYTOKINETICS ANNOUNCES REGISTERED DIRECT
COMMON STOCK OFFERING OF $37 MILLION

South San Francisco, CA, December 7, 2006 - Cytokinetics, Incorporated (NASDAQ: CYTK) announced today that it has entered into definitive agreements with selected institutional investors to purchase approximately $37.0 million of its common stock in a registered direct offering.

Under the terms of the offering, Cytokinetics will sell 5,285,715 shares of its common stock at a price of $7.00 per share which represents a 6% discount to the closing price on December 6, 2006. The net proceeds following payment of expenses is expected to be approximately $35.0 million.

The shares are being offered directly by Cytokinetics pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. The company anticipates that the net proceeds from the offering will be used for research and development, including clinical trials for Cytokinetics’ drug candidates, working capital and other general corporate purposes. The closing of this offering is expected to occur on December 12, 2006, subject to satisfaction of customary closing conditions.

Lazard Capital Markets LLC acted as the lead placement agent and JMP Securities LLC and Rodman & Renshaw, LLC acted as co-placement agents on the offering. Copies of the final prospectus relating to the offering may be obtained from Lazard Capital Markets, LLC at 30 Rockefeller Plaza, 60th floor, New York, NY 10020.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration of qualification under the securities laws of any state.

About Cytokinetics

Cytokinetics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease and other diseases. Under a strategic alliance established in 2001, Cytokinetics and GlaxoSmithKline (GSK) are conducting research and development activities focused towards the potential treatment of cancer and other indications. Cytokinetics and GSK are continuing collaborative research focused to translational research directed to the mitotic kinesin, centromere-associated protein E (CENP-E). GSK-923295, a CENP-E inhibitor, is being developed under the strategic alliance by GSK; GSK expects to begin clinical trials with GSK-923295 in 2007. Cytokinetics is responsible for the development of ispinesib and SB-743921, each a novel inhibitor of the mitotic kinesin, kinesin spindle protein. Ispinesib has been the subject of a broad clinical trials program comprising of nine Phase II clinical trials as well as six Phase I or Ib clinical trials. Cytokinetics is conducting a Phase I/II trial of SB-743921 in non-Hodgkin’s lymphoma. Cytokinetics’ unpartnered cardiovascular disease program is the second program to leverage the company’s expertise in cytoskeletal pharmacology. Cytokinetics recently completed a Phase I clinical trial with CK-1827452, a novel small molecule cardiac myosin activator, and is currently advancing CK-1827452 in both intravenous and oral formulations for the treatment of heart failure. Additional information about Cytokinetics can be obtained at http://www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the whether or not Cytokinetics will complete the financing, the expected uses of proceeds, the potential benefits of Cytokinetics’ drug candidates and potential drug candidates and the enabling capabilities of Cytokinetics’ biological focus. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to decisions by GSK to postpone or discontinue research and/or development efforts for CENP-E under Cytokinetics’ collaboration with GSK, difficulties or delays in patient enrollment for clinical trials, unexpected adverse side effects or inadequate therapeutic efficacy of Cytokinetics’ drug candidates, and other potential difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risks relating to uncertainty of patent or trade secret protection for Cytokinetics’ intellectual property, Cytokinetics’ ability to obtain additional financing if necessary and unanticipated research and development and other costs),and changing standards of care and the introduction by others of products or alternative therapies for the treatment of indications currently or potentially targeted by Cytokinetics’ drug candidates and potential drug candidates. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.